EXHIBIT 4.6

Amendment to the Amended & Restated Investors’ Rights Agreement

This Amendment to the Amended & Restated Investors’ Rights Agreement (this “Amendment”) is made and entered into as of July 8, 2014. Reference is hereby made to that certain Amended & Restated Investors’ Rights Agreement (the “Rights Agreement”) dated as of July 23, 2012, by and among bluebird bio, Inc., a Delaware corporation (the “Corporation”) and the Investors named therein. Capitalized terms used but not defined herein shall have the definitions set forth in the Rights Agreement.

WHEREAS, pursuant to Section 6.6 of the Rights Agreement, the Requisite Holders may amend or waive any term of the Rights Agreement;

WHEREAS, pursuant to Section 1.22 of the Rights Agreement, the Requisite Holders are defined as the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis;

WHEREAS, in connection with the Corporation’s initial public offering, all outstanding shares of Preferred Stock converted into Common Stock; and

WHEREAS, the undersigned Corporation and the Requisite Holders wish to amend Section 1.22 to clarify the definition of Requisite Holders.

NOW, THEREFORE, in consideration of the foregoing:

1. Section 1.22 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Requisite Holders” means the holders of a majority of the Registrable Securities.

2. Section 2.13 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the later to occur of:

(a) such time as Rule 144 or another similar exemption under the Securities Act is available for sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(b) the fifth anniversary of the Qualified Public Offering.

3. Except as expressly amended hereby, the provisions of the Rights Agreement are and will remain in full force and effect.

4. This Amendment may be executed in any number of counterparts, each of which shall constitute one agreement binding on all the parties to the Rights Agreement.

5. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, exclusive of its choice of laws and conflicts of laws rules.

[signatures appear on next page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

BLUEBIRD BIO, INC.

By:	/s/ Nick Leschly
Name:	Nick Leschly
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

ARCH VENTURE FUND VII, L.P.

By:	ARCH Venture Partners VII, L.P.
Its:	General Partner
By:	ARCH Venture Partners VII, LLC
Its:	General Partner

By: /s/	Clinton W. Bybee
Name:	Clinton W. Bybee
Title:	Manager Director

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

THIRD ROCK VENTURES, L.P.

By:	Third Rock Ventures GP, L.P., its general partner

By:	TRV GP, LLC, its general partner

By:	/s/ Kevin Gillis
Name:	Kevin Gillis
Title:	Manager

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

COOPERATIVE AAC LS U.A.

By:	/s/ Geert-Jan Mulder
Name:	Geert-Jan Mulder
Title:	Partner

By:	/s/ Martien van Osch
Name:	Martien van Osch
Title:	Partner